Exhibit 99.1
FOR IMMEDIATE RELEASE:
TRUEBLUE REPORTS 2011 FOURTH QUARTER RESULTS
TACOMA, WA. – Feb. 8, 2012—TrueBlue, Inc. (NYSE:TBI) today reported revenue for the thirteen-week fourth quarter of 2011 of $350 million, an increase of 12 percent compared to revenue of $312 million for the fourteen-week fourth quarter of 2010. Net income for the fourth quarter was $7.6 million, or $0.19 per diluted share, compared to net income of $4.0 million, or $0.09 per diluted share, for the fourth quarter of 2010.
“We had solid revenue growth this quarter and achieved operating income growth of more than 90 percent,” said TrueBlue CEO Steve Cooper. “Our better-than-expected results were driven by additional demand in the energy industry and a successful holiday season. Our focus remains on our vertical market strategy, which includes our specialized expertise in the industries we serve, and increasing our value to local and national customers.”
For the first quarter of 2012, TrueBlue estimates revenue in the range of $300 million to $310 million and estimates net income per diluted share of $0.00 to $0.05.
Management will discuss fourth quarter 2011 results on a conference call at 2 p.m. (PT), today, Wednesday, Feb. 8, 2012. The conference call and a copy of the slides for the call can be accessed on TrueBlue's web site: www.TrueBlueinc.com
About TrueBlue
TrueBlue, Inc. is a leading provider of blue-collar staffing. In 2011, TrueBlue connected approximately 325,000 people to work through the following brands: Labor Ready, Spartan Staffing, CLP Resources, PlaneTechs, and Centerline, and served approximately 175,000 businesses in the services, retail, wholesale, manufacturing, transportation, aviation, and construction industries. TrueBlue, Inc. is headquartered in Tacoma, Wash. For more information, visit TrueBlue's website at www.TrueBlueInc.com.
Forward-looking Statements
This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements.  Examples of such factors can be found in our reports filed with the SEC, including the information under the heading 'Risk Factors' in our Annual Report on Form 10-K for the year ended Dec. 31, 2010 and in our most recent Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2011. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.
Contacts
Derrek Gafford, EVP & CFO
253-680-8214
Stacey Burke, VP of Corporate Communications
253-680-8291

TRUEBLUE, INC.
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	December 30,	December 31,	December 30,	December 31,
	2011	2010	2011	2010
Revenue from services	$350,155	$311,943	$1,316,013	$1,149,367
Cost of services	258,324	230,034	968,967	845,916
Gross profit	91,831	81,909	347,046	303,451
Selling, general and administrative expenses	76,755	71,797	282,828	258,722
Depreciation and amortization	4,395	4,580	16,384	16,468
Income from operations	10,681	5,532	47,834	28,261
Interest and other income, net	693	238	1,490	901
Income before tax expense	11,374	5,770	49,324	29,162
Income tax expense	3,810	1,812	18,533	9,323
Net income	$7,564	$3,958	$30,791	$19,839
Net income per common share:
Basic	$0.19	$0.09	$0.73	$0.46
Diluted	$0.19	$0.09	$0.73	$0.46
Weighted average shares outstanding:
Basic	39,404	43,308	41,961	43,224
Diluted	39,848	43,738	42,322	43,540

TRUEBLUE, INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)
	December 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$109,311	$163,153
Accounts receivable, net	153,878	108,692
Other current assets	17,426	21,655
Total current assets	280,615	293,500
Property and equipment, net	56,239	53,958
Restricted cash and investments	130,498	120,067
Other assets, net	93,417	78,941
Total assets	$560,769	$546,466
Liabilities and shareholders’ equity
Current liabilities	$112,289	$85,923
Long-term liabilities	154,901	147,836
Total liabilities	267,190	233,759
Shareholders’ equity	293,579	312,707
Total liabilities and shareholders’ equity	$560,769	$546,466

TRUEBLUE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	52 Weeks Ended	53 Weeks Ended
	December 30,	December 31,
	2011	2010
Cash flows from operating activities:
Net income	$30,791	$19,839
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,384	16,468
Provision for doubtful accounts	6,638	8,158
Stock-based compensation	7,432	7,159
Deferred income taxes	(1,910)	5,322
Other operating activities	(473)	(202)
Changes in operating assets and liabilities:
Accounts receivable	(51,824)	(11,604)
Income taxes	3,513	(3,338)
Other assets	(1,244)	(727)
Accounts payable and other accrued expenses	5,423	747
Accrued wages and benefits	10,793	2,752
Workers' compensation claims reserve	4,537	(2,195)
Other liabilities	529	(406)
Net cash provided by operating activities	30,589	41,973

Cash flows from investing activities:
Capital expenditures	(9,707)	(7,050)
Change in restricted cash and cash equivalents	68,504	3,945
Purchases of restricted investments	(88,173)	—
Maturities of restricted investments	9,238	—
Other	(6,800)	(298)
Net cash used in investing activities	(26,938)	(3,403)

Cash flows from financing activities:
Purchases and retirement of common stock	(56,932)	—
Net proceeds from sale of stock through options and employee benefit plans	1,131	1,054
Common stock repurchases for taxes upon vesting of restricted stock	(1,776)	(1,568)
Payments on debt	(302)	(382)
Other	664	129
Net cash used in financing activities	(57,215)	(767)
Effect of exchange rates on cash	(278)	973
Net change in cash and cash equivalents	(53,842)	38,776
CASH AND CASH EQUIVALENTS, beginning of year	163,153	124,377
CASH AND CASH EQUIVALENTS, end of year	$109,311	$163,153